Exhibit 10.5

FBEC Worldwide Inc.

RESOLUTION FROM THE BOARD OF DIRECTORS

The undersigned, being members of the Board of Directors of FBEC Worldwide Inc., a Wyoming Corporation, do hereby declare and state that they consent to and hereby adopt the following resolutions and/or the following actions:

RESOLVED: In connection with the Board Meeting on August 25, 2015 of FBEC Worldwide Inc., a Wyoming Corporation, the Board has agreed to engage Gary R. Henrie, Attorney at Law, as its General Counsel.

Mr. Henrie has been practicing law since 1987. He began his career with the law firm of Suitter Axland Armstrong and Hanson in Salt Lake City, Utah and later became a founding member of Eddington Henrie and McArthur. He later joined Fabian & Clendenin in Salt Lake City as a partner before moving his practice to Las Vegas, Nevada. He has been a sole practitioner since 2003 and maintains law practices in both the State of Utah and the State of Nevada. His practice focus has been in the areas of estate planning, securities, corporate structuring, taxation, mergers and acquisitions and business litigation. Mr. Henrie has written various manuals published by the National Business Institute (“NBI”) on topics including Estate Planning, Corporate Law and Taxation and has lectured widely on those topics for NBI. He served as an adjunct professor of law in the Masters of Taxation program for the Washington School of Law in Salt Lake City, Utah. He is a past president of the Business Law Section of the Utah State Bar and also of the Estate Planning Section of the Utah State Bar. Mr. Henrie is licensed to practice law in the states of Nevada and Utah and maintains an active practice before the Securities and Exchange Commission. Prior to attending law school, Mr. Henrie worked in the banking industry for seven years. At the time he left banking to enter law school he was a Second Vice President with a subsidiary of Chase Manhattan Corporation. His various memberships include Attorney and Counsellor of the Supreme Court of the United States, U.S. District Court, District of Utah, Supreme Court of Utah, Nevada State Court System, Utah State Bar, State Bar of Nevada and the Department of Veterans Affairs Accredited. His educational background includes Utah State University (B.A. Cum Laude, 1977), and J. Reuben Clark Law School, Brigham Young University (J.D. Magna Cum Laude 1987).

Effective September 1, 2015, the Agreement with William Haseltine, Attorney at Law, dated June 12, 2015 will be terminated.

In connection with the Board Meeting on August 25, 2015 of FBEC Worldwide, Inc., a Wyoming Corporation, acknowledged that the majority shareholder(s) appointed Adam Heimann as its Chief Operations Officer (COO) and a member of the Board of Directors.

Adam Heimann, age 32, has a background in marketing, advertising, public relations & clinical psychology. Mr. Heimann has a deep understanding for entrepreneurship, having started an online marketing and website design business in 2006, it has currently evolved into a full fledge online marketing, IR/PR firm. Adam has previously served as Marketing Director to NBA Elite Tim Hardaway via his foundation, as well as Marketing Director and Head of Public Relations to Music Legend Bob Marley’s Family and Online Marketing Director to White Glove International official premium ticket and lifestyle experience partner to the World Champions, Miami Heat. Mr. Heimann does not hold a college degree.

I certify that the Corporation is duly organized and existing and has the power to take action called for by the above Resolution dated August 25, 2015.

Acknowledged by:

Robert S. Sand, CEO